                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement            [_] Confidential, for Use of the
                                               Commission Only (as permitted by
[X] Definitive Proxy Statement                 Rule 14a-6(e)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                            K&G MEN'S CENTER, INC.
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



Payment of Filing Fee (Check the appropriate box):

[X] No Filing Fee Required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    --------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

    --------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    --------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

    --------------------------------------------------------------------------

    (5) Total fee paid:

    --------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    --------------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

    --------------------------------------------------------------------------

    (3) Filing Party:

    --------------------------------------------------------------------------

    (4) Date Filed:

    --------------------------------------------------------------------------

Notes:

                            K&G MEN'S CENTER, INC.
                         1225 Chattahoochee Avenue, NW
                            Atlanta, Georgia  30318
                            Phone:  (404) 351-7987


                                                                    May 6, 1997


Dear Shareholder:

     You are cordially invited to attend the 1997 Annual Meeting of Shareholders of K&G Men's Center, Inc. (the "Company"), which will be held at 11:00 a.m. on Friday, June 6, 1997 at the Company's headquarters at 1225 Chattahoochee Avenue, NW, Atlanta, Georgia.

     The principal business of the meeting will be (i) to elect the Company's Class II directors to serve a three-year term expiring in 2000 in accordance with the Company's Articles of Incorporation, and (ii) to ratify the appointment of Arthur Andersen LLP by the Board of Directors of the Company as the independent auditors of the Company. During the meeting, we will also review the results of the past fiscal year and report on significant aspects of our operations during the first quarter of fiscal 1997.

     Whether or not you plan to attend the Annual Meeting, please complete, sign, date and return the enclosed proxy card in the postage prepaid envelope provided so that your shares will be voted at the meeting. If you decide to attend the meeting, you may, of course, revoke your proxy and personally cast your votes.

                                       Sincerely yours,

                                       /s/ Stephen H. Greenspan
                                       -------------------------
                                       Stephen H. Greenspan
                                       Chairman, President and
                                       Chief Executive Officer

                            K&G MEN'S CENTER, INC.
                         1225 Chattahoochee Avenue, NW
                            Atlanta, Georgia  30318
                            Phone:  (404) 351-7987



                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     The 1997 Annual Meeting of Shareholders of K&G Men's Center, Inc. (the "Company") will be held at 11:00 a.m. on Friday, June 6, 1997 at the Company's headquarters at 1225 Chattahoochee Avenue, NW, Atlanta, Georgia 30318. The meeting is called for the following purposes:

     (1) To elect the Company's Class II directors to serve a three-year term expiring in 2000 in accordance with the Company's Articles of Incorporation;

     (2) To ratify the appointment of Arthur Andersen LLP by the Board of Directors of the Company as the independent auditors of the Company; and

     (3) To transact such other business as may properly come before the meeting.

     The Board of Directors has fixed the close of business on May 2, 1997 as the record date for the purpose of determining the shareholders who are entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.

                                       By Order of the Board of Directors,

                                       /s/ John C. Dancu
                                       --------------------
                                       John C. Dancu
                                       Assistant Secretary

May 6, 1997
Atlanta, Georgia

     IF YOU ARE UNABLE TO BE PRESENT AT THE MEETING, YOU ARE REQUESTED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD SO THAT YOUR SHARES WILL BE REPRESENTED AT THE MEETING.

                            K&G MEN'S CENTER, INC.
                         1225 Chattahoochee Avenue, NW
                            Atlanta, Georgia  30318
                            Phone:  (404) 351-7987


                                PROXY STATEMENT


     This Proxy Statement is furnished by and on behalf of the Board of Directors of K&G Men's Center, Inc. (the "Company") in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders of the Company to be held at 11:00 a.m. on Friday, June 6, 1997, at the Company's headquarters at 1225 Chattahoochee Avenue, NW, Atlanta, Georgia, and at any adjournments or postponements thereof (the "Annual Meeting"). This Proxy Statement and the enclosed proxy card will be first mailed on or about May 6, 1997 to the Company's shareholders of record on the Record Date, as defined below.

     THE BOARD OF DIRECTORS URGES YOU TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE PREPAID ENVELOPE PROVIDED.

                            SHARES ENTITLED TO VOTE

     Proxies will be voted as specified by the shareholder or shareholders granting the proxy. Unless contrary instructions are specified, if the enclosed proxy card is executed and returned (and not revoked) prior to the Annual Meeting, the shares of common stock, $.01 par value per share (the "Common Stock"), of the Company represented thereby will be voted (i) FOR the election as Class II directors of the nominees listed in this Proxy Statement, and (ii) FOR the ratification of the appointment of Arthur Andersen LLP by the Board of Directors as the independent auditors of the Company. The submission of a signed proxy will not affect a shareholder's right to attend and to vote in person at the Annual Meeting. A shareholder who executes a proxy may revoke it at any time before it is voted by filing with the Secretary of the Company either a written revocation or an executed proxy bearing a later date or by attending and voting in person at the Annual Meeting.

     Only holders of record of Common Stock as of the close of business on May 2, 1997 (the "Record Date") will be entitled to vote at the Annual Meeting. As of the close of business on the Record Date, there were 10,107,753 shares of Common Stock (the "Shares") outstanding. Holders of Shares authorized to vote are entitled to cast one vote per Share on all matters. The holders of a majority of the Shares entitled to be voted must be present or represented by proxy to constitute a quorum. Shares as to which authority to vote is withheld and abstentions will be counted in determining whether a quorum exists.

     Under Georgia law, directors are elected by the affirmative vote, in person or by proxy, of a plurality of the shares entitled to vote in the election at a meeting at which a quorum is present. Only votes actually cast will be counted for the purpose of determining whether a particular nominee received more votes than the persons, if any, nominated for the same seat on the Board of Directors.

     Approval of the ratification of the appointment of Arthur Andersen LLP as the independent auditors of the Company, as well as any other matter that may properly come before the Annual Meeting, requires the affirmative vote of a majority of the Shares represented in person or by proxy at the Annual Meeting and entitled to vote on such matter. Abstentions will be counted in determining the minimum number of votes required for approval and will, therefore, have the effect of votes against such proposal.

                      PROPOSAL I - ELECTION OF DIRECTORS

     Pursuant to the Company's Articles of Incorporation, at the Annual Meeting, each of the two members of the second class of the Board of Directors will be proposed for election for a three-year term expiring upon the third following Annual Meeting of Shareholders and upon the election and qualification of their respective successors. At each succeeding Annual Meeting of Shareholders, successors to the class of directors whose term expires at that Annual Meeting of Shareholders will be elected for a three-year term.

     All Shares represented by properly executed proxies received in response to this solicitation will be voted for the election of the directors as specified therein by the shareholders. Unless otherwise specified in the proxy, it is the intention of the persons named on the enclosed proxy card to vote FOR the election of each of the nominees listed in this Proxy Statement to the Board of Directors. Each nominee has consented to serve as a director of the Company if elected. If at the time of the Annual Meeting, the nominee is unable or declines to serve as a director, the discretionary authority provided in the enclosed proxy card will be exercised to vote for a substitute candidate designated by the Board of Directors. The Board of Directors has no reason to believe that the nominee will be unable or will decline to serve as a director. Shareholders may withhold their votes from the nominee by so indicating in the space provided on the enclosed proxy card.

     Set forth below is certain information furnished to the Company by each director nominee. Each nominee currently serves as a director of the Company.

NOMINEE FOR ELECTION - TERM EXPIRING 2000 - CLASS II

JOHN C. DANCU
Age: 37

     JOHN C. DANCU has served as Chief Financial Officer of the Company since March 1995. Effective March 1997, he became the Company's Chief Operating Officer and a Director of the Company. Prior to joining the Company, from May 1986 to March 1995, Mr. Dancu was an investment banker in the corporate finance department of The Robinson-Humphrey Company, Inc., ultimately serving as a First Vice President. In this capacity, Mr. Dancu was involved in numerous public and private financings and merger and acquisition transactions involving companies in the retail industry. Mr. Dancu is also a certified public accountant.

W. SCOTT MILLER
Age: 33

     W. SCOTT MILLER has been a Director of the Company since May 1995. Mr. Miller is a co-founder and a Managing Partner of Lovett Miller & Company, a venture capital and private equity firm. Prior to joining Lovett Miller & Company in February 1997, Mr. Miller worked at South Atlantic Venture Funds from 1991 to 1997. Mr. Miller was a general partner of South Atlantic Venture Partners II, Limited Partnership, from March 1993, as well as a general partner of South Atlantic Venture Partners III, Limited Partnership, from March 1994, until February 1997.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION AS A DIRECTOR FOR EACH OF THE NOMINEES NAMED ABOVE.

ADDITIONAL INFORMATION CONCERNING THE BOARD OF DIRECTORS

     Set forth below is certain information furnished to the Company by the current directors other than the director nominees.

STEPHEN H. GREENSPAN
Age: 56

     STEPHEN H. GREENSPAN founded the Company in December 1989, and has served as its Chairman of the Board, President and Chief Executive Officer since the Company's incorporation. He has more than 30 years of experience in the apparel industry. In addition to owning and operating K&G and other apparel retailers, during his career as an entrepreneur in the apparel industry, Mr. Greenspan has owned and operated companies that liquidated the remaining merchandise of failing retail businesses, and he has also served as a manufacturer's representative for various apparel lines.

JAMES W. INGLIS
Age: 53

     JAMES W. INGLIS has been a director of the Company since March 1997. Mr. Inglis is currently the Chief Operating Officer, Senior Vice President and a Director of The Maxim Group, a publicly-held retailer of floor coverings. From 1983 to 1996, Mr. Inglis served in various capacities with The Home Depot, Inc., including most recently as its Executive Vice President of Strategic Development and as a member of its board of directors.

CAMPBELL B. LANIER, III
Age: 46

     CAMPBELL B. LANIER, III has been a Director of the Company since May 1995. Mr. Lanier has served since 1989 as Chairman of the Board of Directors and Chief Executive Officer of ITC Holding Company, a privately-held communications-based holding company headquartered in West Point, Georgia. In this capacity, Mr. Lanier serves as Chairman of the Board of many of the operating subsidiaries of ITC Holding Company. Mr. Lanier has also served since April 1991 as Chairman of the Board of Directors of InterCel, Inc. ("InterCel"), a publicly-held provider of cellular telecommunication services in the southeastern United States, and has served as an officer or director of InterCel (through its predecessors) since its inception in 1989. Mr. Lanier also serves on the Board of Directors of National Vision Associates, Ltd., a publicly-held full service optical retailer, Mindspring Enterprises, Inc., a publicly-held Internet access provider, and as a special limited partner of South Atlantic Venture Funds II and III. See "-Beneficial Ownership of Common Stock."

W. PAUL RUBEN
Age: 56

     W. PAUL RUBEN has been a Director and Secretary of the Company since its incorporation in June 1990. Mr. Ruben is primarily a private investor.

                                 -------------

     The Company's Board of Directors held five meetings during the fiscal year ended February 2, 1997 ("fiscal 1996"). In contemplation of the Company's initial public offering, which was completed in January 1996, the Board of Directors formed an Audit Committee and a Compensation Committee. The Board has not established a Nominating Committee. No director attended less than 75% of the aggregate number of meetings of the Board and the committees of the Board on which he served that were held during his term as a director of the Company.

     The Audit Committee of the Board of Directors is responsible for reviewing and making recommendations regarding the Company's employment of independent auditors, the annual audit of the Company's financial statements and the Company's internal accounting practices and policies. It presently consists of Messrs. Lanier and Miller, with Mr. Miller serving as Chairman. The Audit Committee met on April 23, 1997 to discuss the results of the Company's fiscal 1996 audit. It is presently intended that Messrs. Lanier and Miller will continue to serve on the Audit Committee after the Annual Meeting.

     The Compensation Committee of the Board is responsible for making determinations regarding compensation arrangements for executive officers and other members of management of the Company, including approving the annual incentive compensation plans of the Company and the Company's awards to executive officers under each incentive plan. It also consists of Messrs. Lanier and Miller, with Mr. Lanier serving as Chairman. The Compensation Committee met on March 11, 1997 to discuss compensation payable to the Company's executive management for fiscal 1996 and to set certain elements of compensation for fiscal 1997. It is presently intended that Messrs. Lanier and Miller will continue to serve on the Compensation Committee after the Annual Meeting.

     The Company's Board of Directors is comprised of six members. The Company currently does not pay director's fees, although it does reimburse directors for expenses incurred in connection with attendance at meetings of the Board of Directors or committees thereof. The Company has implemented a Director Stock Option Plan which provides for automatic grants of options to purchase Common Stock to be made on a periodic basis to non-management directors.

EXECUTIVE OFFICERS

     The executive officers of the Company serve at the discretion of the Board of Directors and presently include Messrs. Greenspan, Dancu, Martin Schwartz and
R. Scott Saban. Set forth below is certain information furnished by each of Messrs. Schwartz and Saban. For additional information concerning Messrs. Greenspan and Dancu, see "Additional Information Concerning the Board of Directors" and "Nominees for Election," respectively.

MARTIN SCHWARTZ
Age: 55

     MARTIN SCHWARTZ has served as K&G's General Merchandising Manager since he joined the Company in February 1991. Effective January 1996, he assumed the additional title of Senior Vice President. Prior to joining the Company, from October 1986 to January 1991, Mr. Schwartz served as Senior Vice President, General Merchandising Manager -- Merchandising and Marketing for a division of Woolworth & Co., and from May 1984 to September 1986, he served as Vice President and General Merchandise Manager for the menswear and children's departments of Montgomery Ward. Mr. Schwartz has over 30 years of experience in the retail industry, and has also served in various merchandising capacities with Dayton Hudson, Macy's, Federated and Rich's.

R. SCOTT SABAN
Age: 31

     R. SCOTT SABAN has served as the Vice President, Operations and Information Systems, of the Company since January 1995, and prior to that served as the Company's Management Information Systems Director and as an Assistant Store Manager. Mr. Saban is the son-in-law of Mr. Greenspan.

EMPLOYMENT AGREEMENTS

     In May 1995, the Company entered into a five-year employment agreement with each of Messrs. Greenspan and Schwartz. Under his agreement, the Company agreed to employ Mr. Greenspan as its Chairman of the Board and President at a salary of $120,000 per year plus such other benefits as are made available to other senior executives of the Company. The agreement provides that if Mr. Greenspan is terminated by K&G other than for "cause," as defined in the agreement, he is entitled to severance compensation equal to 100% of his then-current annual salary. The agreement contains provisions that purport to restrict
Mr. Greenspan's ability to compete with the Company or solicit its employees for a specified period following the termination of his employment. Mr. Schwartz' employment agreement is similar in form except that it (i) provides for Mr. Schwartz to be employed as the Company's General Merchandising Manager at a salary of $114,000 per year plus such other benefits as are made available to other senior executives of the Company and (ii) entitles Mr. Schwartz to severance compensation equal to 200% of his then-current annual salary in the event of termination of his employment other than for "cause."

     In March 1995, the Company entered into a two-year employment agreement with Mr. Dancu under which he is employed as K&G's Chief Financial Officer. Effective March 1997, Mr. Dancu assumed the additional duties of Chief Operating Officer and his salary was set at $150,000 per year plus such other benefits as are made available to other senior executives of the Company. Mr. Dancu's employment agreement, pursuant to its terms, has automatically been extended for a year. The agreement provides that if Mr. Dancu is terminated by K&G other than for "cause," he is entitled to 50% of his then-current annual salary plus amounts accrued to date to Mr. Dancu under any bonus or incentive compensation programs then in effect. The agreement contains provisions that purport to restrict Mr. Dancu's ability to compete with the Company or solicit its employees for a specified period following the termination of his employment. In connection with the execution of Mr. Dancu's employment agreement, each of the Company's then-existing shareholders granted Mr. Dancu an option to purchase a number of shares of Common Stock equal to 4.5% of the respective stock holdings of each such shareholder. These options, which relate to an aggregate of 354,373 shares and are exercisable at $2.54 per share, vested upon consummation of the Company's initial public offering in January 1996.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors, executive officers and persons who own beneficially more than 10% of the Company's Common Stock to file reports of ownership and changes in ownership of such stock with the Securities and Exchange Commission (the "SEC") and the National Association of Securities Dealers, Inc. Directors, executive officers and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all such forms they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations from such persons that no other reports were required, its directors, executive officers and greater than 10% shareholders complied during fiscal 1996 with all applicable Section 16(a) filing requirements.

BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth information concerning (i) those persons known by the Company to own beneficially more than 5% of the Company's outstanding Common Stock, (ii) the directors of the Company, (iii) certain named executive officers of the Company and (iv) all directors and executive officers of the Company as a group. Except as otherwise indicated in the footnotes below, such information is provided as of March 31, 1996. According to rules adopted by the SEC, a person is the "beneficial owner" of securities if he or she has or shares the power to vote them or to direct their investment or has the right to acquire beneficial ownership of such securities within 60 days through the exercise of an option, warrant or right, the conversion of a security or otherwise. Except as otherwise noted, the indicated owners have sole voting and investment power with respect to shares beneficially owned. An asterisk in the percent of class column indicates beneficial ownership of less than 1% of the outstanding Common Stock.

                                             Amount and Nature of
     Name of Beneficial Owner                Beneficial Ownership    Percent of Class
     ------------------------                --------------------    ----------------
EXECUTIVE OFFICERS AND DIRECTORS
Stephen H. Greenspan (1).................         1,728,259               17.1%
W. Paul Ruben (2)........................         1,018,455               10.1%
John C. Dancu (3) .......................           377,893                3.7%
Martin Schwartz..........................           347,586                3.4%
R. Scott Saban...........................             5,062                  *
James W. Inglis..........................             5,400                  *
Campbell B. Lanier, III (4)..............            94,905                  *
W. Scott Miller(5).......................            15,000                  *
All executive officers and directors
  as a group (8 persons).................         3,238,187               32.0%

OTHER SHAREHOLDERS
South Atlantic Venture Fund III,
 Limited Partnership(6)..................         1,049,737               10.4%

-------------------------
(1) Includes 984,375 shares owned of record by a partnership established for Mr. Greenspan's family. Mr. Greenspan's business address is that of the Company.
(2) Includes 863,590 shares owned of record by a partnership established for Mr. Ruben's family. Mr. Ruben's business address is that of the Company.
(3) Includes 23,520 shares owned directly by Mr. Dancu and 354,373 shares subject to options held by him to purchase outstanding shares of Common Stock. Mr. Dancu's options were granted to him prior to the Company's initial public offering by the Company's shareholders at that time. Accordingly, Mr. Dancu's share holdings relate to shares held by various shareholders, including certain of the shareholders identified herein.
(4) All of the indicated shares are owned of record by ITC Holding Company, with which Mr. Lanier is affiliated. The business address of ITC Holding Company ("ITC") is 1239 OG Skinner Drive, P.O. Box 510, West Point, Georgia 31833.
(5) All of the indicated shares are owned of record by a revocable trust established for Mr. Miller's family.
(6) All of the indicated shares are owned of record by South Atlantic Venture Fund III, Limited Partnership. The business address of South Atlantic Venture Fund III, Limited Partnership is 614 West Bay Street, Suite 200, Tampa, Florida 33606-2704.

                            EXECUTIVE COMPENSATION

     Pursuant to SEC rules for Proxy Statement disclosure of executive compensation, the Compensation Committee of the Board of Directors of the Company has prepared the following Report on Executive Compensation. The Committee intends that this report clearly describe the current executive compensation program of the Company, including the underlying philosophy of the program and the specific performance criteria on which executive compensation is based. This report also discusses in detail the compensation paid to the Company's Chief Executive Officer, Mr. Stephen H. Greenspan, during fiscal 1996.

REPORT ON EXECUTIVE COMPENSATION

     Until the establishment of the Compensation Committee in November 1995, the Board of Directors made decisions involving executive compensation based primarily upon the recommendations of the Chairman of the Board, President and Chief Executive Officer, Mr. Stephen H. Greenspan. Although management continues to make initial recommendations concerning adjustments to executive compensation, upon the establishment of the Compensation Committee, that Committee became primarily responsible for establishing salaries, bonuses and other compensation for the Company's executive officers for fiscal 1995 and thereafter, as well as administering the Company's 1995 Stock Option Plan. Each member of the Compensation Committee is a non-employee director.

     Compensation Policy. The Company's executive compensation policy is designed to provide levels of compensation that integrate compensation with the Company's annual and long-term performance goals and reward above-average corporate performance, thereby allowing the Company to attract and retain qualified executives. Specifically, the Company's executive compensation policy is intended to:

     . Provide compensation levels that are consistent with the Company's business plan, financial objectives and operating performance;

     . Reward performance that facilitates the achievement of the Company's business plan goals;

     . Motivate executives to achieve strategic operating objectives; and

     . Align the interests of executives with those of shareholders and the long-term interests of the Company by providing long-term incentive compensation in the form of stock options.

     In light of the Company's compensation policy, the components of its executive compensation program for fiscal 1996 were base salaries, cash bonuses and stock options.

     Base Salary. Each executive officer's base salary (including the Chief Executive Officer's base salary) is based upon a number of factors, including the responsibilities borne by the executive officer and his or her length of service to the Company. Each executive officer's base salary is reviewed annually and occasionally adjusted to account for the Company's financial performance, any change in the executive officer's responsibilities and the executive officer's overall performance. Factors considered in evaluating performance include financial results such as increases in sales, net income before taxes and earnings per share, as well as non-financial measures such as improvements in service and relationships with suppliers and employees, and leadership and management development. These non-financial measures are subjective in nature. No particular weight is given by the Compensation Committee to any particular factor.

     Cash Bonuses. Each executive officer, including the Chief Executive Officer, is eligible to receive a discretionary annual cash bonus. In determining the discretionary bonus payable to any particular executive officer, the executive officer's performance during the preceding fiscal year and the aggregate cash compensation (salary plus bonus) to be received by such officer if the Company achieves its projected financial performance is evaluated, as well as such other factors as are deemed relevant in calculating the officer's bonus. Such other factors generally include the officer's level of responsibility and length of service to the Company. No weight is given by the Compensation Committee to any particular factor.

     Stock Options. In November 1995, the Company adopted the 1995 Stock Option Plan under which executive officers, including the Chief Executive Officer, are eligible to receive stock options. In general, stock option awards are granted as warranted by the Company's growth and profitability.

     Under the 1995 Stock Option Plan, all stock options granted to date have been granted at exercise prices no less than the fair market value of the Company's Common Stock on the date of grant, although that is not a requirement of the plan. All options granted to date to employees become exercisable in varying increments over a four-year period. The Compensation Committee believes that these features serve to align the interests of executives with those of shareholders and the long-term interests of the Company.

     No options to purchase shares of Common Stock were granted to executive officers in fiscal 1996. In the future, the amount of each executive officer's grant of stock options will be based upon an evaluation of such executive officer's responsibilities and performance, the desirability of long-term service from the particular executive officer, the aggregate amount of stock or stock options previously held by such executive officer and the Company's overall financial performance. While the Compensation Committee has not established a target level of stock ownership by the Company's executive officers, it does encourage such ownership and intends to gradually increase the ownership of the Company's Common Stock by executive officers and other key employees through grants of options to purchase such stock.

     Compensation of Chief Executive Officer. As stated above, until the establishment of the Compensation Committee in November 1995, the Board of Directors made decisions involving executive compensation based primarily upon the recommendations of the Chairman of the Board, President and Chief Executive Officer, Mr. Stephen H. Greenspan.

     Mr. Greenspan's compensation for fiscal 1996 consisted only of cash compensation in the form of his salary. In the future, Mr. Greenspan's compensation may be comprised of each of the three components of the Company's executive compensation program described above. In making compensation decisions concerning Mr. Greenspan, the Compensation Committee reviews the compensation packages of other chief executive officers of comparable, publicly-traded retailers. Based on that review, the Committee has determined that Mr. Greenspan's compensation is relatively low compared to that of other such officers. Mr. Greenspan owns a substantial amount of Common Stock, however, and therefore benefits from increases in the value of that stock.

     Limitations on Deductibility of Compensation. Under the 1993 Omnibus Budget Reconciliation Act, a portion of annual compensation payable after 1993 to any of the Company's five highest paid executive officers would not be deductible by the Company for federal income tax purposes to the extent such officer's overall compensation exceeds $1,000,000. Qualifying performance-based incentive compensation, however, would be both deductible and excluded for purposes of calculating the $1,000,000 base. Although the Compensation Committee does not presently intend to award compensation in excess of the $1,000,000 cap, it will continue to address this issue when formulating compensation arrangements for the Company's executive officers.

                                       Campbell B. Lanier, III
                                       W. Scott Miller

     The Report on Executive Compensation of the Compensation Committee of the Board of Directors shall not be deemed to be incorporated by reference as a result of any general incorporation by reference of this Proxy Statement or any part hereof in the Company's Annual Report to Shareholders or its Report on Form 10-K.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Board of Directors consists of Messrs. Lanier and Miller. During fiscal 1996, the Compensation Committee did not include any member of the Board of Directors who at that time served as an officer or employee of the Company, nor did any executive officer of the Company serve as a member of the board of directors of any entity that had executive officers who served on the Company's Board of Directors during that year.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Prior to the Company's initial public offering in January 1996, the Company was operated as a privately-held business and as such entered into various transactions in the ordinary course of business with certain entities affiliated with Messrs. Greenspan, Ruben and Richard M. Vehon, Sr. Mr. Greenspan is the Chairman of the Board, President and Chief Executive Officer of the Company, and also its principal shareholder. Mr. Ruben is a director and Mr. Vehon was formerly a director of the Company, and both of Messrs. Ruben and Vehon owned greater than 10% of the outstanding Common Stock of the Company prior to its initial public offering. Mr. Vehon is now deceased. Management has sought to reduce the number and dollar volume of related party transactions involving the Company. The Audit Committee of the Board of Directors is responsible for evaluating the appropriateness of any future related party transactions.

     The Company leases its Irving, Texas store from Messrs. Greenspan and Ruben and the Estate of Mr. Vehon. Pursuant to this arrangement, the Company made lease payments of $64,250 in fiscal 1996. The lease for this store currently provides that the Company pay rent of $5,500 per month.

     Historically, the Company purchased a portion of its inventory from, and sold inventory to, a company called K&G Associates, 50% of which is owned by each of Messrs. Greenspan and Ruben. Pursuant to this arrangement, the Company purchased inventory in the amount of approximately $29,000 in fiscal 1996.

     The Company formerly leased one of its Atlanta stores from a company called G&R Inc., 50% of which is owned by each of Messrs. Greenspan and Ruben. The lease for this store provided that the Company pay G&R monthly minimum rent equal to a specified dollar amount plus 1% of the net sales of the store above the minimum amount on an annual basis. Pursuant to this arrangement, the Company paid or accrued to G&R approximately $6,422 in fiscal 1996. The lease for this store was terminated (without penalty) in February 1996.

     In fiscal 1995, Ellsworth Realty, L.L.C. ("Ellsworth Realty"), a limited liability company whose shareholders are Messrs. Greenspan, Ruben and Dancu, acquired a building located across the street from the Company's original store in Atlanta. In February 1996, the Company relocated its original Atlanta store in this building. The lease for the building provides for the Company to pay Ellsworth Realty a specified amount for the warehouse and office space and a specified amount for the retail space plus 1% of the net sales of the store in excess of a certain threshold amount. Pursuant to this arrangement, the Company paid or accrued to Ellsworth Realty approximately $165,512 in fiscal 1996.

     Management believes that the principal terms of all of the transactions described above were no less favorable to the Company as could have been obtained from unaffiliated third parties.

EXECUTIVE OFFICER COMPENSATION

                     Table I - Summary Compensation Table

     The following table presents certain information required by the SEC relating to various forms of compensation awarded to, earned by or paid to the Company's Chief Executive Officer and the most highly compensated officers other than the Chief Executive Officer who earned more than $100,000 during fiscal 1996 and were serving in such capacities at the end of fiscal 1996. Such executive officers are hereinafter referred to as the Company's "Named Executive Officers."

                                                                                  Long-Term
                                                                                 Compensation
                                                                                -------------
                                                                                 Securities
                                                                                 Underlying
                                                      Annual Compensation         Options         Other Annual
Name and Principal Position        Fiscal Year       Salary          Bonus      (# of Shares)    Compensation/1/
---------------------------        -----------       --------      ---------    -------------    ---------------
Stephen H. Greenspan,                  1996          $120,000      $     0               0           $4,792
   Chairman, President and             1995          $ 92,308      $     0               0           $2,865
   Chief Executive Officer........     1994          $100,000/2/   $     0               0           $    0

John C. Dancu, Chief                   1996          $120,000      $     0               0           $6,587
   Operating Officer and               1995          $ 96,923      $     0         354,373           $3,280
   Chief Financial Officer........

Martin Schwartz, Senior Vice           1996          $114,000      $     0               0           $4,736
   President and General               1995          $112,862      $22,539          20,250           $4,904
   Merchandising Manager..........     1994          $114,000      $     0               0           $5,437

-------------------
/1/ These figures represent premiums for the Company's medical and dental coverage paid by the Company on behalf of the Named Executive officers.
/2/ This figure represents a consulting fee paid to Mr. Greenspan for consulting services rendered during fiscal 1994.

                    TABLE II - OPTION GRANTS IN FISCAL 1996

     In fiscal 1996, the Company did not grant any options to purchase shares of its Common Stock or any stock appreciation rights to any of its Named Executive Officers.


               TABLE III - OPTION EXERCISES IN FISCAL 1996 AND
                      FISCAL 1996 YEAR-END OPTION VALUES

      None of the Company's Named Executive Officers exercised any stock options during fiscal 1996. The following table shows the number of shares of Common Stock subject to exercisable and unexercisable stock options held by each of the Named Executive Officers as of February 2, 1997. The table also reflects the values of such options based on the positive spread between the exercise price of such options and $18.67, which was the closing sale price of a share of Common Stock reported in the Nasdaq National Market on January 31, 1997 (the last trading day prior to the end of the Company's fiscal year), after giving retroactive effect to the Company's three-for-two stock split, which occurred on April 25, 1997.

                                                                   Number of                Value of Unexercised
                                                                  Unexercised               In-the-Money Options
                          Shares                                  Options at                   at Year-End(1)
                         Acquired                                 Year-End (#)                     ($)
                       on Exercise    Value Realized    ---------------------------     ---------------------------
Name                        (#)             ($)         Exercisable   Unexercisable     Exercisable   Unexercisable
----                   -----------    --------------    -----------   -------------     -----------   -------------
M . Greenspan                0               0                 0              0                   0            0
Mr. Schwartz                 0               0                 0         20,250                   0      243,000
Mr. Dancu                    0               0           354,373              0           5,716,036            0

-----------------
(1) The value of unexercised in-the-money options at January 31, 1997 is calculated as follows: [(Per Share Closing Sale Price on January 31, 1997) - (Per Share Exercise Price)] x Number of Shares Subject to Unexercised Options. The closing sale price reported by the Nasdaq National Market for the Company's Common Stock on January 31, 1997 was $18.67 per share, after giving retroactive effect to the Company's three-for-two stock split, which occurred on April 25, 1997.

PERFORMANCE GRAPH

     The following indexed line graph indicates the Company's total return to shareholders from January 24, 1996, the first day the Company's Common Stock traded on the Nasdaq National Market, to January 31, 1997, the last trading day prior to the end of fiscal 1996, as compared to the total return for the Nasdaq Composite Index and an index comprised of the Nasdaq Retail Trade Stocks for the same period. The calculations in the graph assume that $100 was invested on January 24, 1996 in each of the Company's Common Stock and each index and also assumes dividend reinvestment.

                             [GRAPH APPEARS HERE]


               COMPARISON OF FIVE YEAR CUMULATIVE RETURNS AMONG
                K&G, NASDAQ COMP. INDEX AND NASDAQ RETAIL INDEX


Measurement period      Measurement PT -
(Fiscal Year Covered)    1/24/96             FYE 1/26/96    FYE 1/31/97
---------------------   ----------------     -----------    -----------
K&G                        $100.00             $104.95         $279.91
NASDAQ COMP. INDEX         $100.00             $ 99.75         $132.45
NASDAQ RETAIL INDEX        $100.00             $101.23         $126.73


       PROPOSAL 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors of the Company has appointed the firm of Arthur Andersen LLP to serve as independent auditors of the Company for the fiscal year ending February 1, 1998, and has directed that such appointment be submitted to shareholders of the Company for ratification at the Annual Meeting. Arthur Andersen LLP has served as independent auditors of the Company since 1994 and is considered by management of the Company to be well qualified to serve in this capacity. If the shareholders do not ratify the appointment of Arthur Andersen LLP, the Board of Directors will reconsider the appointment.

     Representatives of Arthur Andersen LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. They also will be available to respond to appropriate questions from shareholders.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY.

                                 OTHER MATTERS

     The Board of Directors knows of no other matters to be brought before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the Shares represented thereby in accordance with their best judgment.


                            SOLICITATION OF PROXIES

     The cost of the solicitation of proxies on behalf of the Company will be borne by the Company. In addition, directors, officers and other employees of the Company may, without additional compensation except reimbursement for actual expenses, solicit proxies by mail, in person or by telecommunication. The Company will reimburse brokers, fiduciaries, custodians and other nominees for out-of-pocket expenses incurred in sending the Company's proxy materials to, and obtaining instructions relating to such materials from, beneficial owners.


                 SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

     Any proposal that a shareholder may desire to have included in the Company's proxy material for presentation at the 1997 Annual Meeting must be received by the Company at its executive offices at 1225 Chattahoochee Avenue, NW, Atlanta, Georgia 30318, Attention: Mr. John C. Dancu, on or prior to January 5, 1998.

                                 ANNUAL REPORT

     The Company's Annual Report to Shareholders for fiscal 1996 (which is not part of the Company's proxy soliciting material) is being mailed to the Company's shareholders with this proxy statement.


                                                               May 6, 1997
                                                               Atlanta, Georgia

                     THIS PROXY IS SOLICITED ON BEHALF OF
               THE BOARD OF DIRECTORS OF K&G MEN'S CENTER, INC.

     The undersigned shareholder(s) of K&G Men's Center, Inc. a Georgia corporation (the "Company"), hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated May 6, 1997, and hereby appoints Stephen H. Greenspan and John C. Dancu, or either of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1997 Annual Meeting of Shareholders of the Company to be held at 11:00 a.m. local time on Friday, June 6, 1997 at the Company's headquarters located at 1225 Chattahoochee Avenue, NW, Atlanta, Georgia 30318, and at any adjournment(s) thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

(1) To elect John C. Dancu and W. Scott Miller to serve as the Company's two (2) Class II directors to each serve three-year terms expiring in 1999

    [_] FOR the nominees listed above        [_] WITHHOLD authority to vote for
                                                 nominees

    Instruction: To withhold authority for any individual nominee, mark "FOR" above, and write the name of the nominee as to whom you wish to withhold authority in the space below:

-------------------------------------------------------------------------------

(2) To ratify the appointment of Arthur Andersen LLP as the independent auditors of the Company.

    [_] FOR the ratification                 [_] WITHHOLD authority to vote for
                                                 ratification

(3) In their discretion, upon such other matter or matters which may properly come before the meeting or any adjournment(s) thereof.

PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY PROMPTLY. This Proxy, when properly executed, will be voted in accordance with the directions given by the undersigned shareholder(s). IF NO DIRECTION IS MADE, IT WILL BE VOTED FOR THE DIRECTOR NOMINEES NAMED IN ITEM (1) ABOVE AND FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE INDEPENDENT AUDITORS AS SET FORTH IN ITEM (II) ABOVE, AND AS THE PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.


                                       Dated                             , 1997
                                             ---------------------------


                                       ----------------------------------------
                                       Signature


                                       ----------------------------------------
                                       Signature (if held jointly)
                                       Title or authority (if applicable)

NOTE: PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. IF SHARES ARE REGISTERED IN MORE THAN ONE NAME, THE SIGNATURE OF ALL SUCH PERSONS ARE REQUIRED. A CORPORATION SHOULD SIGN IN ITS FULL CORPORATE NAME BY A DULY AUTHORIZED OFFICER, STATING HIS OR HER TITLE. TRUSTEES, GUARDIANS, EXECUTORS AND ADMINISTRATORS SHOULD SIGN IN THEIR OFFICIAL CAPACITY, GIVING THEIR FULL TITLE AS SUCH. IF A PARTNERSHIP, PLEASE SIGN IN THE PARTNERSHIP NAME BY AN AUTHORIZED PERSON.